EXHIBIT 99.1

LIBERTY GLOBAL’S 100% OWNED SUBSIDIARY UPC HOLDING
B.V. PRICES 500 MILLION EURO SENIOR NOTE OFFERING
Denver, Colorado – July 25, 2005: Liberty Global Inc. (“Liberty Global”) today announced that its 100% owned subsidiary UPC Holding B.V. (“UPC Holding”) has priced and placed EUR 500 million of Senior Notes due 2014 following the completion of UPC Holding’s previously announced offering. The Senior Notes mature on January 15, 2014 and bear interest at a rate of 7.75% per annum. The Senior Notes are expected to be issued to the initial purchasers on July 29, 2005.
Net proceeds will be used for general corporate purposes. The Senior Notes are secured by a first ranking pledge of all shares of UPC Holding.
This press release is not an offer for sale or solicitation of an offer to buy securities in the United States. The Senior Notes may not be offered or sold in the United States unless they are registered for resale or sold in a transaction exempt from registration. Neither Liberty Global nor UPC Holding has, nor does it intend to, register any portion of the Senior Notes for resale in the United States. The Senior Notes are expected to be eligible for trading in the United States by qualified institutional buyers under Rule 144A and outside the United States by non-US persons under Regulation S.
The information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification thereof under the securities laws of any such jurisdiction.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the United States in terms of subscribers. Based on the Company’s consolidated operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Liberty Global Contacts:

Richard S.L. Abbott	Bert Holtkamp
Investor Relations – Denver	Corporate Communications
(303) 220-6682	+31 20 778 9447

Christopher Noyes	Dennis Okhuijsen
Investor Relations - Denver	Investor Relations – Europe
(303) 220-6693	+31 20 778 9901

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